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                                                                 EXHIBIT 10.17

                          ADDENDUM TO LEASE AGREEMENT

OPTION TO RENEW.

42. This Lease shall automatically be extended for two (2) additional terms of five (5) years each upon all the same terms and conditions as herein contained, except rent and this option to renew, unless Landlord receives ninety (90) days written notice from Tenant prior to the expiration of the initial term, or any renewal term, that Tenant has elected to vacate the premises. In the event Tenant does not deliver such notice, this Lease shall automatically be extended without the necessity of execution of any further instrument or document. However, if at either the date of expiration of the original or any renewal term of this Lease, Tenant is in default, beyond any grace period herein provided in the performance of any of the terms or provisions of this Lease, the extension of the term shall be and become null and void.

Except as otherwise provided in the immediately preceding paragraph, the monthly rental for the two five (5) year renewal terms will be increased by the percentage by which the Consumer Price Index for the last month of the preceding term exceeds the Consumer Price Index for the month in which the preceding term began. The increase in the monthly rental payment will be determined as soon as the indices are available and will be applied retroactively to the beginning of the applicable month. Any increase will be paid within ten (10) days of the determination. For purposes of this paragraph, the term "Consumer Price Index" means the Consumer Price Index - Dallas/Fort Worth Average for All Urban Consumers - of the United States Bureau of Labor Statistics. If the manner in which the Consumer Price Index is determined by the Bureau of Labor Statistics is substantially revised, an adjustment will be made in that revised index which would produce results equivalent, as nearly as possible, to those which would have obtained if the Consumer Price Index had not been so revised. If the 1982-84-100 average is no longer used as an index of 100, that change will constitute a substantial revision. If the Consumer Price Index becomes unavailable to the public because publication is discontinued, or otherwise, Landlord will substitute a comparable index based upon changes in the cost of living or purchasing power of the consumer dollar published by any other governmental agency, or, if no such index is available, then a comparable index published by a major bank or other financial institution or by a university or a recognized financial publication.

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                       FIRST AMENDMENT TO LEASE AGREEMENT

        THIS FIRST AMENDMENT TO LEASE AGREEMENT ("Amendment") is made and entered into by and between AETNA LIFE INSURANCE COMPANY, herein designated as Landlord and PHARMCHEM LABORATORIES, INC., herein designated as Tenant.

                                   WITNESSETH

        WHEREAS, Landlord and Tenant have heretofore entered into a certain office/showroom/warehouse Lease (hereinafter referred to as the "Lease"), dated January 1, 1992 pursuant to which Landlord leased to Tenant and Tenant leased from Landlord certain premises known as Suite 7606, Building 28, Riverbend Business Park, East Loop 820 North at Trinity Boulevard, Forth Worth, Texas 76118 (hereinafter referred to as the "Demised Premises"); and

        WHEREAS, Landlord and Tenant have agreed to amend and modify certain terms and provisions of the Lease and are desirous of evidencing such agreement.

        NOW, THEREFORE, in consideration of the above and foregoing recitals and the mutual benefits to accrue to each of the parties hereunder, it is hereby agreed as follows:

1. Paragraph (1) DEFINITIONS AND BASIC PROVISIONS: shall be amended as follows:

        Subsection (c) "Premises:" "9,000 square feet" shall be deleted in its entirety and "12,000 square feet" shall be inserted in its place. This additional square footage reflects tenant's expansion into 7610 Pebble Drive.

        Subsection (e) "Basic Rental:" "$2,625.00 per month" shall be deleted in its entirety and "$3,325.00 per month" shall be inserted in its place as of January 1, 1993.

2. Exhibit "B" RIVERBEND BUSINESS PARK, TENANT IMPROVEMENTS: shall be amended by adding the following.

        Tenant accepts 7610 Pebble Drive (Expansion Space) in "as-is" condition. All improvements to this space are to be done at Tenant's expense, excluding moisture sealing of concrete floor. Any improvements proposed for this space must be (1) approved in writing by Landlord, and (2) completed by a licensed contractor.

3. This Amendment shall commence November 23, 1992 and the payment by Tenant to Landlord of all rent and other charges shall remain due and owing under the Lease.

        WHEREAS, this Amendment shall not constitute an agreement by Landlord and shall not be binding upon Landlord unless and until this Amendment shall be executed by Landlord and Tenant and shall be delivered by Landlord to Tenant.

        This agreement may not be changed orally, and shall be binding upon and inure to the benefit of the parties, their respective heirs, successors and, as permitted, their assigns.

        Except as herein expressly amended or modified, all terms, covenants and provisions of the Lease are hereby confirmed and ratified and shall remain in full force and effect.

EXECUTED THIS 8th day of December 1992.

                                        LANDLORD: AETNA LIFE INSURANCE COMPANY


                                        /s/ Janice Y. Elwell
                                        ---------------------------------------
                                        Janice Y. Elwell